UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 25, 2003

SUMMIT PROPERTIES PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-22411 (Commission File Number)	56-1857809 (I.R.S. Employer Identification No.)

309 East Morehead Street, Suite 200, Charlotte, NC 28202
(Address of Principal Executive Offices) (Zip Code)

(704) 334-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

     On September 25, 2003, Summit Properties Inc. (the “Company”) completed the sale of 2,300,000 shares of common stock, par value $.01 per share (the “Common Stock”), to certain investment advisory clients of Cohen & Steers Capital Management, Inc., at a price of $21.81 per share. The offering and sale of the Common Stock was made pursuant to a prospectus supplement dated September 18, 2003 relating to the prospectus dated August 6, 1999 included in the Company’s registration statement on Form S-3 (File No. 333-83781). The Company is the sole general partner of Summit Properties Partnership, L.P. (the “Operating Partnership”).

     The net proceeds to the Company from the sale of the Common Stock are expected to be approximately $50.1 million after deducting anticipated offering expenses. The Company intends to use the net proceeds from this offering for general corporate purposes, including the redemption of preferred units of the Operating Partnership, acquisition and development opportunities, and the reduction of debt. Pending such uses, the net proceeds will be used to repay a portion of the Operating Partnership’s outstanding indebtedness under its secured credit facility. The uses of these net proceeds among the items listed above and their timing will depend on a number of factors, including changes in the Company’s operations or business plan and changes in economic and industry conditions.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

99.1	Purchase Agreement, dated as of September 18, 2003, by and among the Company, Cohen & Steers Capital Management, Inc. and certain Purchasers named therein (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 25, 2003, File No. 001-12792).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT PROPERTIES PARTNERSHIP, L.P.

By: Summit Properties Inc., its General Partner

Dated: September 25, 2003	By:	/s/ Gregg D. Adzema

Gregg D. Adzema
Executive Vice President and Chief Financial Office